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                                                                   EXHIBIT 10.13

                               LICENSE AGREEMENT

  THIS AGREEMENT, dated as of August 6, 1999, is between MediChem Research, Inc., ("Licensee") a subsidiary of MCR Holdings Inc., and Regis Technologies ("Licensor").

                                  WITNESSETH

  WHEREAS, Licensor represents that it has applied for a provisional patent, owns and controls know-how rights relating to the Licensed Technical Information (hereinafter defined) that, among other things, may be useful in the field of separation of molecules using selective adsorbents; and

  WHEREAS, Licensee desires to receive, and Licensor desires to grant to Licensee exclusive rights under such patents and to such technical information in the Licensed Territory (hereinafter defined), and Licensee desires to accept such rights, in accordance with the terms set forth below.

  NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1. Definitions

  1.1 "Licensed Patent" means the issued patent entitled "Methods for Screening Chromatographic Adsorbents" (Application 60/070,887) filed on January 9, 1998 hereinafter defined in Exhibit A. The Licensed Patent shall include all divisionals, continuations, continuations-in-part, re-examinations, and reissues thereof.

  1.2 "Licensed Technical Information" means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data relevant to the Licensed Patent and in the possession of Licensor or any of its Affiliates (hereinafter defined) at the Effective Date of this Agreement.

  1.3 "Exclusive License" means a license granting Licensee the right to make, use and sell the Licensed Products (hereinafter defined), to the exclusion of all other parties including Licensor.

  1.4 "Licensed Products" means any products derived from the use of the Licensed Patent.

  1.5  "Licensed Territory" means all the countries of the world.

  1.6 "Affiliate" means, with respect to each party, any corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, the party, but only for so long as said control continues. For purposes of this definition, "control" means the power, whether or not normally exercised, to direct the management and affairs of another corporation or other legal entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting shares shall in any case be deemed to confer control, provided that the direct or indirect ownership of a lower percentage of such securities shall not necessarily preclude the existence of control.

  1.7 "Effective Date" shall mean the date upon which both parties sign the agreement.

  1.8 "Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Process by or on behalf of Licensee or its sublicensees, and from selling, leasing, renting or
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   otherwise making Licensed Products available to others whether invoiced or not, less returns and allowances actually granted in the normal course of trading, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesale and cash discounts in amounts customary in the trade. No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by Licensee, or sublicensee, and on its payroll, or for the cost of collections.

2. Confidentiality

   2.1. Licensee will hold Licensor's Confidential Information in the strictest confidence using such reasonable measures as it uses to protect the confidentiality of similar information belonging to it. All written (or otherwise recorded) originals and copies of confidential information must be returned to Licensor with the exception of one copy being reserved for file purposes only. The parties will use Confidential Information solely to perform the activities under this Agreement and will disclose Confidential Information only to their employees or contractors with a need to know such information. Notwithstanding the other provisions of this Agreement, nothing received by Licensee shall be considered Licensor's Confidential Information which (a) is now available or becomes available to the public without breach of this Agreement, (b) is released in writing by Licensor, (c) is lawfully obtained from a third party or parties, (d) is known to the Licensee prior to such disclosure, or (e) is at any time developed by Licensee independent of such disclosure. Licensor further agrees to release Licensee from any duty of confidentiality after seven (7) years have expired from the time of termination of the agreement.

3. Warranty of Title

   3.1. Licensor represents and warrants it is the sole owner of the Licensed Patent and the Licensed Technical Information, and that it has the right to grant the License described in this Agreement.

4. License Grant

   4.1 Licensor grants to the Licensee an exclusive license to use the Licensed Patent and assign the Licensed Technical Information in the Licensed Territory. Licensor further agrees to grant to Licensee upon issuance of the Licensed Patent, an exclusive license under the Licensed Patent to make, use, and sell the Licensed Products, in and into the Licensed Territory. Licensee shall have the right to sublicense, in part or in whole, the Licensed Patent or Licensed Technical Information to parties who are bound by confidentiality terms at least as strong as in this Agreement. Licensor shall, within thirty
   (30) days of the effective date of this Agreement make available to Licensee for its use the Licensed Technical Information in Licensor's possession needed to make the Licensed Products.

   4.2 Licensor agrees to keep Licensee fully and promptly informed of the status of the prosecution of the Licensed Patent and consult with Licensee on all aspects of the prosecution of this application.

5. Patent Infringement

   5.1 In the event of third party infringement of the Licensed Patent in the Licensed Territory, the parties will develop a mutually acceptable plan for abatement of the infringement and shall contribute toward attorney's fees and costs in proportion to the loss of royalties or profits being caused by the infringement. In any lawsuit for infringement, both parties shall be named as plaintiffs, Licensor shall control all aspects of the lawsuit, and any award or settlement shall be divided in proportion to each party's loss of royalties or profits.
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6.  Technical Assistance by Licensor

    6.1 Licensor will provide consulting services related to process described in Exhibit A upon reasonable request of Licensee.

7.  Indemnification

    7.1 Licensee agrees to defend, indemnify, and hold Licensor harmless against all claims and actions as a result of any sales, property damage, or personal injury sustained by Licensee, its employees, or other third parties, as a result of use of the Licensed Patent or the Licensed Technical Information. Licensee will carry adequate product liability insurance.

8.  Payments & Royalties

    8.1 MediChem will pay Regis an up-front payment of $75,000 to be paid in equal installments over a six (6) month period. In addition, MediChem will pay Regis $25,000 upon successful funding of the SBIR grant.

    8.2 MediChem will pay Regis a royalty of four percent (4%) of all Net Sales of MediChem's chiral phase kit, lead follow-on libraries and consulting services in regard to the Licensed Technical Information until the Licensed Patent is issued. Upon issuance of the Licensed Patent MediChem will pay Regis a royalty of six percent (6%) of all Net Sales of MediChem's chiral phase kit and lead follow-on libraries.

    8.3 If MediChem invents a novel chiral stationary phase that can be developed into a commercialized product, Regis agrees to pay MediChem a royalty rate of eight percent (8%) of Net Sales for any use for analytical purposes, six percent (6%) for any use in prep columns larger than 1 centimeter or loose packing material, and three percent (3%) for any use as materials.

9.  Right of First Refusal

    9.1 MediChem agrees to provide Regis with the right of first refusal to all rights to large scale production of chiral stationary phases. Regis agrees that if it accepts a large scale project, it will pay MediChem a royalty of four percent (4%) before issuance of the Licensed Patent and six percent (6%) after issuance of the Licensed Patent on all Net Sales. Regis agrees that if it refuses to accept such a project, MediChem regains rights to large-scale production of the chiral stationary phases.

10. Intellectual Property

    10.1 Regis agrees that MediChem will own all of the intellectual property rights that arise from MediChem inventions in connection with the chiral stationary phases. MediChem agrees to grant Regis a non-exclusive license to use any and all of these inventions.

11. Promotions and Marketing

    11.1 Both parties agree that, in promotions and marketing of the technology, MediChem and Regis will use their names in conjunction with one another.

12. SBIR Funding
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    12.1 Regis agrees to transfer all necessary materials and rights to MediChem to apply for Phase II SBIR funding.

13. Term and Termination

    13.1 The term of this Agreement shall last for a period of five (5) years from the Effective Date unless the Agreement is terminated for reasons provided below. At the end of five (5) years the Licensee shall have the option to renew the Agreement for a period of five (5) years unless earlier terminated by one or more of the following events:

      1. The mutual, written agreement of the Parties to terminate the Agreement;
      2. If a party to this Agreement makes a material breach of any provision herein, the non-breaching party will, in writing, provide the breaching party thirty days (30) to cure the breach.
      If not cured within the thirty day period, the non-breaching party can, in writing, terminate this Agreement; or
      3. The failure of the Licensed Patent to issue and thirty (30) days written notice by the Licensee will result in the termination of this Agreement.
      4. The filing for bankruptcy, the acquisition, or the sale of a party to this Agreement will result in the termination of this Agreement.

14. Applicable Law

    14.1 The applicable law governing any cause of action arising out of this Agreement, or the performance by a party hereto, shall be governed by the laws of the State of Illinois, USA.

15. Severability

    15.1 If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this agreement shall not in any way be affected or impaired thereby.

16. Miscellaneous

    16.1 Regis agrees that it will provide Regis manufactured commercialized columns for MediChem for column screening purposes if applicable.

    16.2 Nothing contained herein, or done in pursuance of this Agreement, shall constitute the parties as entering into a legal partnership, joint venture, or any other business entity or business relationship other than that expressly described in this Agreement, or shall constitute a party hereto the agent for the other party for any purpose or in any sense whatsoever. This Agreement embodies the entire understanding of the parties with respect to the subject matter contained herein and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding upon the parties unless signed by their respective duly authorized officers.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer or representative as of the date set forth below.

Regis Technologies, Inc.                                MediChem Research, Inc.
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______________________                              _______________________
Signature                                           John L. Flavin
                                                    Vice President of Operations

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